Exhibit 99.1

Walter Energy, Inc. P.O. Box 20608 Tampa, Florida 33622-0608 www.walterenergy.com

FOR IMMEDIATE RELEASE	Press Release
April 23, 2009

Investor Contact: Mark H. Tubb
Vice President - Investor Relations
813.871.4027
mtubb@walterenergy.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES RESULTS OF ANNUAL MEETING OF STOCKHOLDERS,
INCLUDING NEW STOCKHOLDER RIGHTS PLAN

(TAMPA, Fla.) - Walter Energy, Inc. (NYSE: WLT), a leading producer and exporter of premium U.S. metallurgical coal for the global steel industry announced today that its stockholders have voted to elect the nine directors nominated by the Board of Directors and to approve the change of the company’s name to Walter Energy, Inc., as discussed in a separate release issued today, the authorization of 20 million shares of preferred stock, the adoption of a new limited duration Stockholder Rights Plan and an amendment to the Amended and Restated 2002 Long-Term Incentive Award Plan.

The revised rights plan updates the plan that was announced on Nov. 21, 2008. Under that plan, The Board of Directors resolved to submit the continuation of the Rights Plan to a stockholder vote within the next 12 months. This extension satisfies that resolution.

A complete copy of the Rights Plan will be included in a Current Report on Form 8-K to be filed by Walter Energy with the Securities and Exchange Commission; this filing will contain additional information regarding the terms and conditions of the Rights Plan.  In addition, registered stockholders of record of Walter Energy as of April 23, 2009, will be mailed a detailed summary of the Rights Plan.

About Walter Energy

Walter Energy, based in Tampa, Fla., is a leading producer and exporter of premium U.S. metallurgical coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.2 billion and currently employs approximately 2,150 people. For more information about Walter Energy, please visit the new Company website at www.walterenergy.com.

Safe Harbor Statement

Statements in this press release regarding Walter Energy’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.